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                                                                     EXHIBIT 8.1

                                [LETTERHEAD OF]

                            CRAVATH, SWAINE & MOORE
                               [NEW YORK OFFICE]

              ISSUANCE OF 5 1/4% CONVERTIBLE PREFERRED SECURITIES
                            BY COLTEC CAPITAL TRUST

                                                                   July 13, 1998

Dear Sirs:

     We have acted as counsel for Coltec Industries Inc, a Pennsylvania corporation (the "Company"), and Coltec Capital Trust, a Delaware business trust (the "Trust"), in connection with the Purchase Agreement, dated April 8, 1998, (the "Purchase Agreement"), among you, as initial purchasers, the Company and the Trust, relating to the sale by the Trust to you of up to 3,000,000 of the Trust's 5 1/4% Convertible Preferred Securities (liquidation preference $50 per Convertible Preferred Security) (the "Convertible Preferred Securities"), representing undivided beneficial interests in the assets of the Trust.

     The proceeds from the sale of the Convertible Preferred Securities will be aggregated with the entire proceeds from the sale by the Trust to the Company of the common securities of the Trust and will be used by the Trust to purchase the 5 1/4% Convertible Subordinated Deferrable Interest Debentures due 2028 (the "Convertible Junior Subordinated Debentures") issued by the Company.

     In that connection you have requested our opinion regarding certain U.S. Federal income tax consequences relating to the Convertible Preferred Securities. In providing our opinion, we have examined (i) the Confidential Offering Circular relating to the Convertible Preferred Securities dated April 8, 1998 (the "Offering Circular"); (ii) the Amended and Restated Declaration of Trust of Coltec Capital Trust dated April 14, 1998; (iii) the Purchase Agreement dated April 8, 1998; (iv) the form of Convertible Junior Subordinated Debentures and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

     Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by the Company and the Trust. We have also assumed that the transactions related to the issuance of the Convertible Preferred Securities will be consummated in the manner contemplated by the Offering Circular. If any of the above described assumptions are untrue for any reason or if the issuance of Convertible Preferred Securities is consummated in a manner that is different from the manner in which it is described in the Offering Circular, our opinions as expressed below may be adversely affected and may not be relied upon.

     Based solely upon the foregoing, we are of the opinion that under current United States Federal income tax law:

          (i) The Trust will be classified as a grantor trust and not as an association taxable as a corporation.

          (ii) The Convertible Junior Subordinated Debentures should be classified as indebtedness of the Company.

     Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Convertible Preferred Securities, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Except as set forth above, we express no opinion to any party as to the tax consequences, whether Federal, state, local or
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foreign, of the issuance of the Convertible Junior Subordinated Debentures, the
Convertible Preferred Securities, or of any transactions related to or contemplated by such issuances.

     We consent to the filing of this opinion as Exhibit 8.1 to the registration statement on Form S-3 ("Registration Statement") and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

     This opinion is being provided for the benefit of the Company so that the Company may comply with its obligations under the Federal securities laws. The filing of this opinion as an exhibit to the Registration Statement and the reference to such opinion and our firm therein are not intended to create liability under applicable state law to any person other than the Company, our client. We are furnishing this opinion in connection with the filing of the Registration Statement with the Securities and Exchange Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

                                          Very truly yours,


                                          CRAVATH, SWAINE & MOORE


COLTEC INDUSTRIES INC
3 Coliseum Centre
2550 West Tyvola Road
Charlotte, North Carolina 28217

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